UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 23, 2005

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On June 23, 2005, our Board of Directors appointed Thomas S. Rogers, the Vice Chairman of the Board of Directors, as our new President and Chief Executive Officer, effective July 1, 2005. In connection with being appointed as our new President and Chief Executive Officer, Mr. Rogers resigned as Vice Chairman of our Board of Directors and as a Class II Director, was immediately reappointed by our Board of Directors as a Class III Director and was nominated for election at the 2005 annual meeting of stockholders. By doing so, we more evenly distributed the number of Directors between each of our three classes of Directors and will give our stockholders the opportunity to elect Mr. Rogers to a new three-year term this year.

In connection with hiring Mr. Rogers as our new President and Chief Executive Officer, effective July 1, 2005, Michael Ramsay, the Chairman of our Board of Directors and Chief Executive Officer, will resign from his position as our Chief Executive Officer and Chairman of our Board of Directors. Mr. Ramsay’s resignation is pursuant to his previously announced plans to transition out of the role of Chief Executive Officer and to relinquish his daily operational responsibilities. Mr. Ramsay will continue to serve as a member of the Board of Directors of TiVo, chairing the Technology Committee, and as a consultant to TiVo.

We entered into an at-will employment agreement with Mr. Rogers for his position as our President and Chief Executive Officer, effective July 1, 2005. Pursuant to this agreement, Mr. Rogers is required to devote substantially all of his business time, attention and energies to the business of TiVo, and he shall perform his duties at TiVo’s offices in Alviso, California and at an office to be maintained by TiVo for Mr. Rogers in New York City. Mr. Rogers will be paid cash compensation of $750,000 per year and a target annual bonus of $500,000 per year based on criteria established by the Board’s Compensation Committee. As part of his compensation for his service as President and Chief Executive Officer for fiscal 2005, Mr. Rogers will be paid a pro-rated portion of his target annual bonus based on the number of days worked during the fiscal year.

As part of his compensation, Mr. Rogers also will be granted stock awards, effective July 1, 2005, comprised of options to purchase 1,000,000 shares of TiVo common stock (vesting monthly over four years), 1,000,000 stock appreciation rights (vesting monthly over four years) and 350,000 shares of restricted stock (vesting in four equal annual installments on the first four anniversaries of the effective date of the employment agreement). In the event that, following the second anniversary of Mr. Rogers’s date of hire, he elects to have TiVo engage a full-time replacement Chief Executive Officer so that he may be elected Chairman of the Board, the vesting period of his stock awards described above will be extended to twice the length of the remaining vesting period at the time of such role conversion, and the number of stock awards vesting on each date will be proportionately adjusted to reflect the extension.

Pursuant to the employment agreement, so long as Mr. Rogers is serving as our President and Chief Executive Officer, he will be nominated to, and if elected by the stockholders of TiVo, be a member of, our Board of Directors.

Pursuant to the employment agreement, we will provide Mr. Rogers with air travel from New York City to Alviso, California, a furnished apartment within 15 miles of our Alviso, California offices, an automobile for Mr. Rogers’s use while working out of our Alviso, California offices and reimbursement for other out-of-pocket expenses defined in the employment agreement appropriate for a chief executive officer of Mr. Rogers’s stature.

The employment agreement provides that, in the event Mr. Rogers’s employment agreement is terminated as a result of his death or disability, then the greater of (1) 50% of his unvested stock awards or (2) such number of stock awards as would vest if such termination were a result of his termination without “cause” (as defined in the agreement) or resignation for “good reason” (as defined in the agreement), will vest on the date of termination.

The employment agreement also provides that, in the event Mr. Rogers’s employment is terminated by us other than for “cause” (as defined in the agreement) or if he resigns for “good reason” (as defined in the agreement), he will receive eighteen months of salary continuation payments, payable in three equal installments (one-third upon termination, one-third 6 months following termination and one-third 12 months following termination), provided that any amount of salary continuation payments that is unpaid as of the date that is the later of 2.5 months after the end of the calendar year in which Mr. Rogers’s date of termination occurs or 2.5 months after the end of our fiscal year in which Mr. Rogers’s date of termination occurs shall be paid in cash in a lump sum no later than such date. Mr. Rogers will also receive eighteen months of continued life and disability coverage (such coverage will terminate on the date Mr. Rogers obtains substantially similar coverage due to subsequent employment, if applicable). Assuming attainment of applicable performance criteria for the fiscal year in which Mr. Rogers’s employment terminates, Mr. Rogers will receive a pro-rated bonus based upon the actual number of days worked during the fiscal year, payable in a lump sum when bonuses for the fiscal year are paid to other executives. Additionally, that portion of Mr. Rogers’s stock awards that would have vested if he had remained employed for an additional twelve months will immediately vest on the date of termination (treating Mr. Rogers’s restricted stock for this purpose as if it were subject to monthly vesting for the period following the next regularly scheduled vesting date), and each stock award will remain exercisable for the remainder of its original term. Mr. Rogers’s receipt of these severance benefits is conditioned upon his execution of a release.

We also entered into a change of control severance agreement with Mr. Rogers, effective July 1, 2005. The change of control and severance agreement has an initial term ending December 31, 2007, and the agreement automatically renews each January 1, unless we notify Mr. Rogers that we do not wish to extend the agreement by no later than December 15 of the preceding year. Pursuant to the terms of this agreement, in the event that, within thirteen months following a “change in control,” as defined in the change of control severance agreement, Mr. Rogers is terminated other than for cause or due to a disability, or Mr. Rogers terminates his employment for “good reason,” as defined in the change of control severance agreement, Mr. Rogers will be entitled to a lump sum payment equal to eighteen months of salary and 100% of his targeted annual bonus. In addition, 100% of the stock awards held by Mr. Rogers will become vested. We have also agreed to provide: continued directors’ and officers’ liability insurance for a period of six years not to exceed one hundred fifty percent (150%) of the per annum rate of premium currently paid by us for the insurance, and medical benefits for a period not to exceed eighteen months from the date of termination. If Mr. Rogers is terminated other than for cause or due to a disability, or Mr. Rogers terminates his employment for “good reason,” during the period commencing on the public announcement of a transaction which, if consummated, will constitute a change in control and ending on the date of consummation of such change in control, and if such termination (1) was at the request of a third party effecting the change in control or (2) otherwise arose in connection with or in anticipation of the change in control, then Mr. Rogers will be entitled to the severance benefits described above as if his employment had terminated as of the date of the change in control. Additionally, Mr. Rogers’s employment agreement provides that if any benefit that would be provided under the employment agreement upon a termination without cause or for good reason would provide more favorable benefits than those provided under the change of control severance agreement, Mr. Rogers will be entitled to receive the more favorable benefits under his employment agreement. Mr. Rogers’s receipt of these severance benefits is conditioned upon his execution of a release.

On June 23, 2005, the Board of Directors amended our Amended and Restated 1999 Equity Incentive Plan to permit the grant of stock appreciation rights to our employees, directors and consultants. The plan defines a stock appreciation right as the right to receive shares of our common stock with an aggregate fair market value equal to the excess of the fair market value of a specified number of shares of common stock on the date the stock appreciation right is exercised over the fair market value of such number of shares of common stock on the date the stock appreciation right was granted as set forth in the applicable award agreement. Stock appreciation rights granted under the plan must have an exercise price that is at least equal to the fair market value of a share of our common stock on the date of the grant. Stock appreciation rights granted under the plan only may be settled in shares of our common stock.

Item 1.02. Termination of a Material Definitive Agreement

In connection with his new employment as our President and Chief Executive Officer, Mr. Rogers’s existing employment agreement related to his role as the Vice Chairman of our Board of Directors was terminated, effective July 1, 2005. Mr. Rogers’s employment agreement for his position as our Vice Chairman of the Board of Directors was executed on October 11, 2004 and had a one-year term ending on October 10, 2005. Pursuant to this agreement, Mr. Rogers was paid $100,000 (one-third on the effective date of his employment agreement, one-third on the ninety day anniversary of his employment agreement, and the remainder on the one hundred and eighty day anniversary of his employment agreement) and was granted 250,000 stock options (83,333 of which vested on the date of grant, 83,333 of which vested on the ninety day anniversary of the date of grant, and 83,334 of which vested on the one hundred and eighty day anniversary of the grant) as compensation for his service as Vice Chairman of our Board of Directors. All payments to be made under the agreement to Mr. Rogers have already been made, and all options granted to Mr. Rogers under this agreement have already vested.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The information required by this Item relating to the hiring of Mr. Rogers as the new President and Chief Executive Officer, Mr. Rogers’s resignation as Vice Chairman of the Board of Directors, Mr. Rogers’s resignation from and reappointment to the Board of Directors and Mr. Ramsay’s resignation from his position as Chairman of our Board of Directors and Chief Executive Officer is incorporated by reference from Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: June 28, 2005	By:	/S/ MATTHEW ZINN
Matthew Zinn
Corporate Secretary Vice President, General Counsel and Chief Privacy Officer